AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the shares of Common Stock, par value $0.0001 per share (the "Common Stock") of iSun, Inc., a Delaware corporation (the "Issuer"), and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement as to Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 16, 2021

Jeffrey Peck, individually

Sass Peress Digitally signed by Sass Peress Date: 2021.02.17 09:46:41 -05'00'

Sassoon M. Peress, individually